Exhibit 99.1

Circuit City Credit Card Master Trust

Excess Spread Analysis - November 2004

Series	2002-1	2003-2
Deal Size	$300 MM	$500 MM
Expected Maturity	04/15/05	04/17/06

Yield	21.77%	21.79%
Less: Coupon	2.85%	3.76%
Servicing Fee	1.50%	1.50%
Net Credit Losses	9.12%	9.12%
Excess Spread:
November-04	8.30%	7.41%
October-04	8.32%	7.43%
September-04	8.74%	7.85%
Three month Average Excess Spread	8.45%	7.56%

Delinquency:
30 to 59 days	1.92%	1.92%
60 to 89 days	1.27%	1.27%
90 + days	2.53%	2.53%
Total	5.72%	5.72%

Payment Rate	10.65%	10.65%

*	On May 25, 2004, Chase Manhattan Bank USA, National Association (“Chase”) (formerly Bank One, Delaware, National Association) became the Transferor and Servicer of the Circuit City Credit Card Master Trust pursuant to the Assignment and Assumption Agreement, dated as of May 25, 2004, among Chase, Tyler International Funding, Inc., First North American National Bank and Deutsche Bank Trust Company Americas (the “Trustee”).